EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-54394, No. 33-46386, No. 33-85304, No. 333-14231, No. 333-24125, No. 333-80297, No. 333-80299, No. 333-36264, No. 333-49382, No. 333-60950, No. 333-112677, No. 333-116355, No. 333-117716, No. 333-123831, No. 333-125655 and No. 333-135775) and Form S-3 (No. 333-112263, No. 333-115345 and No. 333-123632) of Input/Output, Inc. and subsidiaries of our report dated March 16, 2005, except for the restatement described in Note 1 to the consolidated financial statements included in the 2005 Form 10-K (not presented in this Form 10-K) as to which the date is March 30, 2006, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
Houston, TX
March 15, 2007